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                    November 4, 2020

       Russell Greenberg
       Chief Financial Officer
       INTER PARFUMS INC
       551 Fifth Avenue
       New York, NY. 10176

                                                        Re: INTER PARFUMS INC
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 000-16469

       Dear Mr. Greenberg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences